Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-211134, No. 333-195481, No. 333-181041, No. 333-150981, No. 333-133591, No. 333-86986, No. 333-219121, No. 333-51187, No. 333-188098, No. 333-195480, and No. 333-53001 on Form S-8 and No. 333-215176 on Form S-3, and No. 333-213214, No. 333-160072, No. 333-205166, No. 333-213214 and No. 333-220475 on Form S-3D of Peapack-Gladstone Financial Corporation of our report dated March 12, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Livingston, New Jersey

March 12, 2018

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